As filed with the Securities and Exchange Commission on February 6, 2020

Registration Statement on Form S-8 (No. 333-190571)

Registration Statement on Form S-8 (No. 333-219413)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-190571)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-219413)

Under

The Securities Act of 1933

WILLIAM LYON HOMES

(Exact name of registrant as specified in its charter)

Delaware	33-0864902
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4695 MacArthur Court, 8th Floor

Newport Beach, California 92660

(949) 833-3600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

William Lyon Homes Amended and Restated 2012 Equity Incentive Plan

(Full title of the Plan)

Darrell C. Sherman, Esq.

Executive Vice President and Chief Legal Officer

William Lyon Homes

c/o Taylor Morrison Home Corporation

4900 N. Scottsdale Road, Suite 2000

Scottsdale, Arizona 85251

(480) 840-8100

Copy to: John C. Kennedy, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019–6064 (212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of William Lyon Homes, a Delaware corporation (the “Registrant” or the “Company”) filed with the Securities and Exchange Commission (the “SEC”) and is being filed to deregister any and all securities that remain unsold or otherwise unissued under such Registration Statements:

•

Registration No. 333-190571 filed with the SEC on August 12, 2013, pertaining to the registration of an aggregate of 3,636,363 shares of Class A Common Stock, par value of $0.01 (“Class A Common Stock”) for issuance under William Lyon Homes Amended and Restated 2012 Equity Incentive Plan (the “Plan”).

•	Registration No. 333-219413 filed with the SEC on July 21, 2017, pertaining to the registration of an aggregate of 1,605,972 shares of the Registrant’s Class A Common Stock, under the Plan.

On February 6, 2020, pursuant to an Agreement and Plan of Merger, dated as of November 5, 2019, by and among Taylor Morrison Home Corporation, a Delaware corporation (“Taylor Morrison”), Tower Merger Sub, Inc., a Delaware corporation and a wholly owned, direct subsidiary of Taylor Morrison (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Taylor Morrison (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statements, if any, as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on the 6th day of February, 2020.

WILLIAM LYON HOMES, a Delaware corporation

By:	/s/ Darrell C. Sherman
Darrell C. Sherman
Executive Vice President, Chief Legal Officer and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.